Exhibit 97

ASTRONOVA, INC.

Compensation Recovery Policy

November 29, 2023

This Compensation Recovery Policy (the “Policy”) has been adopted by the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors of AstroNova, Inc. (the “Corporation”). Certain capitalized terms used in this Policy are defined at the end of this Policy.

1.
Introduction. This Policy is intended to support the Corporation’s pay-for-performance practices by addressing circumstances in which the Corporation may directly or indirectly pay compensation that was not earned. For example, the Corporation might pay unearned compensation by miscalculating the amount of compensation to be paid to an employee or by paying compensation for results achieved through misconduct. It is the policy of the Corporation to recover unearned compensation as set forth in this Policy. This Policy imposes legally binding obligations on each Executive Officer.
2.
Intent. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and Nasdaq Stock Market Rule 5608. This Policy is also intended to facilitate compliance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended (15 U.S.C. § 7243). This Policy shall be interpreted and administered to facilitate compliance with applicable laws, rules and regulations, including interpretations thereof promulgated or issued by the Securities and Exchange Commission (the “Commission”) or Nasdaq, as applicable.
3.
Administration. This Policy shall be administered by the Committee. Administration of the Policy shall include the authority to (a) exercise all of the powers granted under the Policy, (b) construe, interpret, and implement this Policy in the Committee’s sole discretion, and (c) make all determinations necessary or advisable in administering this Policy and for the Corporation’s compliance with applicable laws, rules and regulations with respect to this Policy, (d) engage counsel and other advisors at the expense of the Corporation to advise and assist the Committee in connection with the interpretation, implementation and enforcement of this Policy, and (e) recommend amendments to this Policy. Any determinations made by the Board under this Policy shall be final and binding on all persons, including the Corporation, its affiliates, its shareholders and employees, and need not be uniform with respect to every individual covered by the Policy.
4.
Dissemination and Acknowledgement of this Policy. A copy of this Policy shall be provided to each Executive Officer upon inception of the Policy, upon commencement of employment, upon any amendment of the Policy and otherwise at regular intervals. Continued employment for more than two (2) weeks after receipt of a copy of this Policy shall constitute an agreement to be bound by the terms of this Policy. It shall be a condition of employment or continued employment of each Executive Officer that he, she or they shall execute and deliver to the Corporation, upon request, a copy of the Acknowledgement and Agreement attached to this Policy as Exhibit A, provided that failure to obtain such Acknowledgement and Agreement shall not affect the enforceability of this Policy.
5.
Recovery of Erroneously Awarded Incentive-Based Compensation.
(a)
In the event that the Corporation is required to prepare an Accounting Restatement, the Corporation shall recover reasonably promptly from each Executive Officer the amount of Erroneously Awarded Incentive-Based Compensation, regardless of fault or responsibility and regardless of whether the Corporation actually files the required Accounting Restatement with the Commission.
(b)
Under this Policy, each Executive Officer is legally obligated, both during and after employment, to reimburse the Corporation reasonably promptly for any Erroneously Awarded Incentive-Based Compensation.
(c)
Any employment agreement, equity award agreement, compensation plan or other compensatory agreement or arrangement with any Executive Officer shall be deemed to include, as a condition to the receipt of any Incentive-Based Compensation from or on behalf of the Corporation, an agreement by the Executive Officer to be bound by this Policy.
6.
Recovery for Misconduct. In accordance with Section 304 of the Sarbanes-Oxley Act of 2002 (15 U.S.C. § 7243), in the absence of an exemption from the Commission, if the Corporation is required to prepare an accounting restatement (which may include an Accounting Restatement) due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the Chief Executive Officer and Chief Financial Officer of the Corporation shall reimburse the Corporation for (a) any bonus or other incentive-based or equity-based compensation received by that person from or on behalf of the Corporation during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (b) any profits realized from the sale of securities of the Corporation during that 12-month period (collectively, “Misconduct-related Compensation”). For purposes of administering this Policy, the Committee may treat any Misconduct-related Compensation as Erroneously Awarded Incentive-Based Compensation but may elect such other recovery procedures as it deems necessary or appropriate.
7.
Recovery Procedure.
(a)
If the Corporation is required to prepare an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Erroneously Awarded Incentive-Based Compensation and shall deliver written notice of the determination to the relevant Executive Officer(s), together with a demand for repayment of such compensation in the manner determined by the Committee pursuant to Section 7(d).
(b)
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is ot subject to mathematical recalculation directly from the information in an Accounting Restatement:

(i)
the Committee shall make a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
(ii)
the Corporation shall maintain documentation of the Committee’s determination of that reasonable estimate and provide such documentation to Nasdaq.
(c)
For long-term disability plans, life insurance plans, supplemental executive retirement plans or other plans or arrangements that take into account Incentive-Based Compensation, the Corporation shall recover the amount contributed to the notional account based on Erroneously Awarded Incentive-Based Compensation and any earnings accrued to date on that notional amount.
(d)
The Committee shall have the discretion to determine the appropriate timing and means of recovery of Erroneously Awarded Incentive-Based Compensation based on the facts and circumstances of each recovery, which may include one or more of the following (in each case to the extent permitted by law):
(i)
repayment in cash of the amount of Erroneously Awarded Incentive-Based Compensation;
(ii)
offsets against unpaid incentive compensation, nonqualified deferred compensation, future compensation or dividends on Corporation stock;
(iii)
cancellation of outstanding equity awards, whether vested or unvested;
(iv)
surrender of outstanding shares of Corporation stock;
(v)
non-cancellable promissory notes bearing a commercially reasonable rate of interest;
(vi)
a deferred payment plan that allows the Executive Officer to repay Erroneously Awarded Incentive-Based Compensation as soon as possible without unreasonable economic hardship to the Executive Officer; or
(vii)
any other remedial action permitted by law, as determined by the Committee in its sole discretion.

Notwithstanding the foregoing, except as provided in Section 8, the Corporation shall not accept an amount less than the amount of the Erroneously Awarded Incentive-Based Compensation in satisfaction of an Executive Officer’s obligations under this Policy.

(e)
If an Executive Officer fails to repay all Erroneously Awarded Incentive-Based Compensation to the Corporation when due, (i) the Corporation shall seek, subject only to the exceptions provided in Section 8, to recover such Erroneously Awarded Incentive-Based Compensation from the Executive Officer and (ii) the Executive Officer shall reimburse the Corporation for any and all expenses reasonably incurred (including legal fees) by the

Corporation or any of its subsidiaries in recovering such Erroneously Awarded Incentive-Based Compensation.
8.
Exceptions. The Corporation need not recover Erroneously Awarded Incentive-Based Compensation in the following circumstances if the Committee has made a determination that recovery would be impracticable:
(a)
the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided, however, that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Corporation must make a reasonable attempt to recover such Erroneously Awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq; or
(b)
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder.
9.
Disclosure. The Corporation shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws, including the disclosure required by applicable Commission filings.
10.
Prohibition of Indemnification. Notwithstanding the terms of any insurance policy or any indemnification agreement or other contractual arrangement with any Executive Officer to the contrary, the Corporation shall not insure or indemnify any Executive Officer against (a) the loss of any Erroneously Awarded Incentive-Based Compensation that is required to be repaid, returned or recovered pursuant to this Policy, or (b) any claims relating to the Corporation’s enforcement of its rights under this Policy. Although Executive Officers may purchase insurance to cover their potential recovery obligations, the Corporation shall not pay or reimburse the Executive Officer for premiums or deductibles for any such policy. Further, the Corporation shall not agree to exempt any Incentive-Based Compensation from the application of this Policy or to waive the Corporation’s right to recover any Erroneously Awarded Incentive-Based Compensation. This Policy shall supersede any such agreement or waiver (whether entered into before, on, or after the Effective Date), including any indemnification agreement.
11.
Other Recovery Rights; Credit for Recovery. This Policy shall not be construed to limit in any way the Corporation’s right to recover any Erroneously Awarded Incentive-Based Compensation or other Incentive-Based Compensation from any Executive Officer, or any other rights or remedies that the Corporation may have, under any other policy, plan or agreement or any applicable law, rule or regulation. If the Corporation shall recover from any Executive Officer any Erroneously Awarded Incentive-Based Compensation through any means outside this Policy, the amount recovered shall be credited against the amount owed by the Executive Officer under this Policy with respect to such Erroneously Awarded Incentive-Based Compensation.

12.
Binding Effect. This Policy shall be binding on and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators and other legal representatives.
13.
Survival; No Release or Waiver of Claims. Neither the termination of employment of an Executive Officer nor ceasing to serve as an Executive Officer shall affect the Executive Officer’s obligations under this Policy, which shall survive such termination or change in service. Each Executive Officer agrees that no general or limited release or waiver by the Corporation of any claims or rights shall release or waive, or be deemed to release or waive, any of the Corporation’s rights under this Policy (or any obligations of the Executive Officer under this Policy) unless, and only to the extent that, and subject to Section 10, such release or waiver expressly refers to this Policy by name and expressly states that the Corporation intends to release its rights under this Policy.
14.
Severability. If any provision of this Policy or the application of such provision is adjudicated to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this Policy, and the invalid, illegal or unenforceable provision shall be deemed to be amended to the minimum extent necessary to render that provision or the application thereof enforceable.
15.
Governing Law. This Policy shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflicts of laws.
16.
Amendment; Termination; Waiver. This Policy may be amended, modified or terminated at any time by the Committee. The Committee shall have the discretion to waive any provision of this Policy, but only to the extent that such waiver would not result in a violation by the Corporation of any applicable law, rule or regulation, including Rule 10D-1 under the Exchange Act and Nasdaq Rule 5608.
17.
Definitions. For purposes of this Policy, the following terms shall have the respective meanings set forth below:

“Accounting Restatement” means any accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Effective Date” means October 2, 2023.

“Erroneously Awarded Incentive-Based Compensation” means the amount of Recoverable Incentive-Based Compensation Received that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. The amount of Erroneously Awarded Incentive-Based Compensation must be computed without regard to any taxes paid.

“Executive Officer” means the Corporation’s principal executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Corporation in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Corporation. Executive officers of the Corporation’s parent(s) or subsidiaries are deemed executive officers of the Corporation if they perform such policy making functions for the Corporation. All executive officers identified by the Corporation pursuant to Item 401(b) of Regulation S-K shall be deemed to be Executive Officers.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (whether absolute or relative) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Incentive-Based Compensation is deemed “Received” in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation Received by a person:

(a) after the later of (i) beginning service as an Executive Officer and (ii) the Effective Date;

(b) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c) while the Corporation has a class of securities listed on a national securities exchange or a national securities association; and

(d) during the Recovery Period.

“Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date. The Recovery Period also includes any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years. A transition period between the last day of the Corporation’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

“Restatement Date” means the date that the Corporation is required to prepare an Accounting Restatement, which is the earlier to occur of:

(a) the date the Corporation’s Board of Directors, a committee of the Board of Directors, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement; or

(b) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement.

Exhibit A

ASTRONOVA, INC.

Compensation Recovery Policy Acknowledgement and Agreement

The undersigned has received a copy of the Compensation Recovery Policy (as amended from time to time, the “Policy”) of AstroNova, Inc. (the “Corporation”).

The undersigned has read and understands the Policy. To the extent that the undersigned considered appropriate, the undersigned has consulted with the undersigned’s own tax, legal, financial and other advisors regarding the Policy.

The undersigned hereby acknowledges and agrees that the undersigned is an “Executive Officer” within the meaning of the Policy and that the Policy applies in full to the undersigned. The undersigned hereby agrees to comply with all of the obligations of the undersigned under the Policy as an Executive Officer of the Corporation. The undersigned acknowledges that the Policy imposes legally binding obligations on the undersigned, including the obligation to reimburse the Corporation for “Erroneously Awarded Incentive-Based Compensation” within the meaning of the Policy. The undersigned hereby acknowledges and agrees that that these obligations will continue even if the undersigned ceases to serve as an Executive Officer or the employment of the undersigned terminates for any reason.

Executive Officer:

Signature

Print Name

Date